Exhibit 99.1

PRESTO**
NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED THIRD QUARTER 2005 SALES AND EARNINGS

        Eau Claire, Wisconsin (October 28, 2005) — National Presto Industries, Inc. (NYSE: NPK) announced today increased third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Third quarter sales largely followed the pattern set during the first half, in which increased revenues were provided by the defense and absorbent products divisions. The after effects of Hurricane Katrina served to delay shipments from the housewares/small appliance division’s major distribution point located in the Jackson, Mississippi area, and that division’s revenues trailed those enjoyed in the comparable 2004 quarter. Earnings were favorably impacted by the absence of last year’s charge stemming from the termination of the Company’s pension plan, offset in part by the ongoing anticipated losses from the absorbent products business resulting from a combination of inefficiencies incident to the installation and startup of new equipment and the sizable increases in the costs of raw materials. Earnings were also enhanced by increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters.”

        The Company announced as well the re-election of James F. Bartl and the election of Joseph G. Stienessen to three-year terms as Directors during the October 18, 2005 annual shareholder meeting. The shareholders at that meeting also voted to change the size of the Board from six to five members, and honored Melvin S. Cohen for his fifty-seven years of invaluable service as a Board member. Mr. Cohen resigned as Director and was designated Director Emeritus.

        National Presto designs and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

	THREE MONTHS ENDED
	October 2, 2005	October 3, 2004
Net Sales	$39,545,000	$38,798,000
Net Earnings	$2,657,000	$1,989,000	*
Net Earnings Per Share	$.39	$.29	*
Weighted Shares Outstanding	6,828,000	6,823,000

	NINE MONTHS ENDED
	October 2, 2005	October 3, 2004
Net Sales	$109,573,000	$89,502,000
Net Earnings	$5,507,000	$4,877,000	*
Net Earnings Per Share	$.81	$.71	*
Weighted Shares Outstanding	6,827,000	6,821,000

*  2004’s third quarter and first nine months were unfavorably impacted by a pension termination charge of $2,176,000 — $.32 cents. These charges were partially offset by partial reversals of the LIFO reserve — $69,000 or $.01 during the quarter and $398,000 or $.06 per share during the nine months.

**Trademark of National Presto Industries, Inc.